Exhibit 99

Press Release Source: Horizon Offshore, Inc.

Horizon Offshore Announces Pipeline Project Award

Tuesday September 24, 7:00 am ET

HOUSTON, Sept. 24 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF) announced today that its subsidiary Horizon Offshore Contractors, Inc. has been awarded a contract by a subsidiary of El Paso Energy Partners (NYSE: EPN - News) to install 83 miles of 24-inch oil pipeline as part of the Cameron Highway Oil Pipeline System. The Cameron Highway Oil Pipeline System will deliver up to 500,000 barrels of oil per day from the southern Green Canyon and western Gulf of Mexico areas to Port Arthur and Texas City, Texas. Horizon will utilize the pipelay barge Lone Star Horizon, bury barge Canyon Horizon, and lay/bury barge Pecos Horizon for this project, which will be installed in water depths ranging from 15 to 65 feet. The Cameron Highway project is expected to commence during the third quarter of 2003.

"The award of the shallow shelf sections of Cameron Highway further demonstrates our ability to capture and perform projects of this magnitude and scope. Our people and equipment are ideally suited to execute these projects," stated Horizon CEO Bill J. Lam. "We are extremely pleased to be awarded this project."

Horizon Offshore, Inc. and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin American. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including, but not limited to, industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon Offshore or any other person that the projected outcomes can or will be achieved.

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Source: Horizon Offshore, Inc.